STATE OF WYOMING

                                  Office of the

                               Secretary of State

                             (State of Wyoming Seal)

United  States  of  America,
State  of  Wyoming

     I, JOSEPH B. MEYER, Secretary of State of the State of Wyoming, do hereby certify that

                             PREDATOR VENTURES LTD .

a corporation originally organized under the laws of the Province of British Columbia, Canada, did on July 14, 1999 apply for a Certificate of Registration and filed Articles of Continuance in the office of the Secretary of State of Wyoming.

     I FURTHER CERTIFY that PREDATOR VENTURES LTD. has renounced its original country of incorporation, and is now incorporated under the laws of the State of Wyoming in accordance with W.S. 17-19-1710.

(State  of  Wyoming  Seal)

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed the Great Seal of the State of Wyoming. Done at Cheyenne, the Capital, this 14th day of July, A.D., 1999.

/s/  Joseph  B.  Meyer
Secretary  of  State

By:  signed